FORM 4

[X]  Check box if no longer subject
     to Section 16. Form 4
     or Form 5 obligations may con-
     tinue. See Instruction 1(b).


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C., 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Sec. 16(a) of the Securities Exchange Act of 1934, Sec. 17(a) of the Public Utility Holding Company Act of 1935 or Sec. 30(f) of the Investment Company Act of 1940.

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting person* 2. Issuer Name and Ticker or Trading   6.Relationship of Reporting Person to Issuer
                                            Symbol                                (Check all applicable)
Chinnick  James                             WAVERIDER COMMUNICATIONS, INC.  WAVC
                                                                                       Director                        10% Owner
---------------------------------------------------------------- --------------- ------                           -----
(Last) (First) (Middle)                  3. IRS or Social Security Number of
                                            Reporting Person (Voluntary)                Officer (give title below)  X    Other
RR#1                                                              ------                           -----
                                                                                Chairman, Technical Advisory Board
------------------------------------------------------------------------------------------------------------------------------------
                                                                                7. Individual or Joint/Group Filing
(Street)                                 4. Statement for Month/Year
                                                 November 6, 2002                 __X__  Form filed by One Reporting Person
--------------------------------------------------------------------------------
                                         5. If Amendment, Date of Original
                                                   (Month/Year)                  _____  Form filed by More than One Reporting
                                                                                        Person
-----------------------------------------------------------------------------------------------------------------------------------
DeWinton Alberta Canada T0L 0X0

------------------------------------------------------------------------------------------------------------------------------------
(City) (State) (Zip)


                            Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Transaction    3. Transaction    4. Securities Acquired (A)5.Amount of      6. Ownership       7.Nature of
   (Instr. 3)            Date              Code (Instr.8)    or Disposed of (D) ;     Securities        Form: Direct (D)  Indirect
                         Month/Day/Year)                     (Instr. 3, 4,and 5)      Beneficially      or Indirect (I)   Beneficial
                                                                                      Owned at end of   Instr. 4)         Ownership
                                                                                      Month (Instr. 3                    (Instr. 4)
                                                                                      and 4)
--------------------- ---------------- ---------------- ------------------------------   ----------   -----------     -----------

                                          Code      V   Amount   (A) or (D)   Price
--------------------- ---------------- ---------- ----- -------- ----------- ----------  ----------   -----------     -----------
Common Stock                                                                             43,090           D
--------------------- ---------------- ---------- ----- -------- ----------- ---------   ----------   -----------     -----------

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder. Report on a separate line for each class of securities beneficially owned directlyor indirectly.

                            (Print of type response)                                                                       (Over)


                  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                          (eg., puts, calls, warrants, options, convertible securities)
------------ ---------- ------------ ----------- ------------ ---------------------- ---------------------
1. Title of  2.Conver-  3. Transac-  4. Transac- 5. Number of 6. Date Exercisable    7. Title and Amount
Derivative   sion or    tion Date    tion Code   Derivative   and Expiration         of Underlying
Securitiy    Exer-      (Month/Day/  (Instr. 8)  Securities   Date (Month/Day/       Securities
(Instr. 3)   cise Price Year)                    Acquired (A) Year)                  (Instr. 3 and 4)
             of Deriva-                          or Disposed
             tive                                of (D)
             Security                            (Instr. 3,
                                                 4, and 5)
------------ ---------- ------------ ----------- ------------ ----------  ---------- ---------- ---------
                                                              Date        Expira-      Title    Amount or
                                                              Exer-       tion Date             Number of
                                                              cisable                           Shares
------------ ---------- ------------ ------- --- --- -------- --------    ---------- ---------- ---------
                                      Code    V  (A)    (D)
------------ ---------- ------------ ------- --- --- -------- --------    ---------- ---------- ---------
Employee
Stock Option
(2000) Plan     $0.01       11/06/02      A       250,000        Note 1   11/06/12    Common     250,000
------------ ---------- ------------ ------- --- --- -------- --------    ---------- ---------- ---------
Employee
Stock Option
(2000) Plan                                                      Note 2   02/28/12    Common     100,000
------------ ---------- ------------ ------- --- --- -------- --------    ---------- ---------- ---------
Employee
Stock Option
(2000) Plan                                                     Anytime   10/10/11    Common     200,000
------------ ---------- ------------ ------- --- --- -------- --------    ---------- ---------- ---------
Employee
Stock Option
(2000) Plan                                                      Note 3   02/27/11    Common      25,000
------------ ---------- ------------ ------- --- --- -------- --------    ---------- ---------- ---------
Employee
Stock Option
(2000) Plan                                                    02/25/05   02/25/10    Common     200,000
------------ ---------- ------------ ------- --- --- -------- --------    ---------- ---------- ---------
1999 Incentive and
Nonqualified
Option
Plan                                                            Anytime   04/08/09    Common     510,000
------------ ---------- ------------ ------- --- --- -------- --------    ---------- ---------- ---------
Employee
Stock Option
(1997) Plan                                                     Anytime   09/03/08    Common     30,000
------------ ---------- ------------ ------- --- --- -------- --------    ---------- ---------- ---------
Employee
Stock Option
(1997) Plan                                                     Anytime   01/04/09    Common     120,000
------------ ---------- ------------ ------- --- --- -------- --------    ---------- ---------- ---------
Class P Warrants                                                Anytime   12/13/04    Common      40,000
------------ ---------- ------------ ------- --- --- -------- --------    ---------- ---------- ---------
Class O Warrants                                                Anytime   10/18/06    Common      34,400
------------ ---------- ------------ ------- --- --- -------- --------    ---------- ---------- ---------


Table II (continued)
------------ ---------- ---------- ------------ ------------
1. Title of  8. Price   9. Number  10. Owner-   11. Nature
Derivative   of         of Deriva- ship of De-  of
Securitiy    Derivative tive       rivative     Indirect
(Instr. 3)   Security   Securi-    Security;    Beneficial
             and        ties       Direct (D)   Ownership
             (Instr.5)  Benefi-    or           (Instr. 4)
                        cially     Indirect
                        Owned at   (I)
                        end of     (Instr. 4)
                        Month
                        (Instr. 4)
------------ ---------- ----------- ----------- ------------
Employee Common
Stock Option
(2000) Plan     0.01     250,000       D
------------ ---------- ----------- ----------- ------------
Employee Common
Stock Option
(2000) Plan     0.16     100,000       D
------------ ---------- ----------- ----------- ------------
Employee Common
Stock Option
(2000) Plan     0.43     200,000       D
------------ ---------- ----------- ----------- ------------
Employee Common
Stock Option
(2000) Plan     1.63     25,000        D
------------ ---------- ----------- ----------- ------------
Employee Common
Stock Option
(2000) Plan     9.03     200,000       D
------------ ---------- ----------- ----------- ------------
1999 Incentive and
Nonqualified Option
Plan            2.03     510,000       D
------------ ---------- ----------- ----------- ------------
Employee Common
Stock Option
(1997) Plan     1.73     30,000       D
------------ ---------- ----------- ----------- ------------
Employee Common
Stock Option
(1997) Plan     2.50     120,000       D
------------ ---------- ----------- ----------- ------------
Class P Warrants 0.50    40,000        D
------------ ---------- ----------- ----------- ------------
Class O Warrants  0.50   34,400        D
------------ ---------- ----------- ----------- ------------
-
Explanation of Responses:
Note 1-62,500 options vest on each of 02/06/03, 05/06/03, 08/06/03 and 11/06/03
Note 2-16,666 options ves on 12/31/02, 16,667 options vest on 12/31/03, 16,667 options vest on 12/31/04 and 50,000 options vest on 02/28/07
Note 3 - 8,333 options are vested, 8,333 vest on 02/27/03 and 8,334 vest on 02/27/04

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

                       /s/ J. Chinnick                        November 7, 2002
                       ----------------------------           ---------------
                       **   Signature of Reporting Person     Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.